Wilshire Variable Insurance Trust

WRITTEN INSTRUMENT AMENDING THE
DECLARATION OF TRUST

The undersigned, being a majority of the trustees of Wilshire Variable Insurance Trust (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated November 7, 1996, as amended (the “Declaration of Trust”), in accordance with Section 9.3 of the Declaration of Trust, do hereby amend Section 2.6 of the Declaration of Trust by adding the following to the end of such Section:

“The Chairperson of the Board may be removed by the Trustees with or without cause at any time.”

This instrument shall constitute an amendment to the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have this 16th day of May, 2017 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Roger A. Formisano
Roger A. Formisano

/s/ Edward Gubman
Edward Gubman

/s/ John C. Hindman
John C. Hindman

/s/ Suanne K. Luhn
Suanne K. Luhn

/s/ George J. Zock
George J. Zock